Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

1.

Registration Statement (Form S-8 No. 333-197493) pertaining to the 2014 Equity Incentive Plan, the 2014 Employee Stock Purchase Plan,  the 2008 Equity Incentive Plan and the 1998 Stock Plan of CareDx, Inc. and the ImmuMetrix, Inc. 2013 Equity Incentive Plan,

2.	Registration Statement (Form S-8 No. 333‑203128) pertaining to the 2014 Equity Incentive Plan and the 2014 Employee Stock Purchase Plan of CareDx, Inc., and
3.	Registration Statement (Form S-3 No. 333-206277) of CareDx, Inc.;

of our report dated March 28, 2016, with respect to the financial statements of CareDx, Inc. included in this Annual Report (Form 10‑K) of CareDx, Inc. for the year ended December 31, 2015.

/s/ Ernst & Young LLP

Redwood City, California

March 28, 2016